LAUREL CREEK APARTMENTS
(A California Limited Partnership)
AUDITED FINANCIAL STATEMENTS
DECEMBER 31, 2006

LAUREL CREEK APARTMENTS
AUDITED FINANCIAL STATEMENTS
DECEMBER 31, 2006

WALLACE ROWE & ASSOCIATES	Accounting Firm

430 Verbena Court Pleasant Hill, CA 94523	(925) 229-1950 Fax (925) 229-1952 wroweassoc@aol.com

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Laurel Creek Apartments
San Luis Obispo, California

We have audited the accompanying balance sheets of Laurel Creek Apartments (A California Limited Partnership) as of December 31, 2006 and December 31, 2005 and the related statements of operations, and changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laurel Creek Apartments as of December 31, 2006 and December 31, 2005, and the results of its operations for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements of the Laurel Creek Apartments, taken as a whole. The accompanying Analysis of Replacement Reserve Account and Calculation of Cash Distribution are presented for purposes of additional analysis as required by the Agreement of Limited Partnership and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects, in relation to the basic financial statements taken as a whole.

/s/ Wallace E. Rowe
March 9, 2007

LAUREL CREEK APARTMENTS
BALANCE SHEET
DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash (Note 2)	$84,157	$61,416
Accounts receivable	94	333
Prepaid expenses	2,908	3,070

TOTAL CURRENT ASSETS	87,159	64,819

Restricted reserves (Note 3)	65,304	60,805

Land, structures and equipment, net of accumulated depreciation of $873,873 and $805,922 (Note 4)	1,291,481	1,359,432

Organizational costs, net of accumulated amortization of $22,333 and $20,665 (Note 5)	4,585	6,253

TOTAL ASSETS	$1,448,529	$1,491,309

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable - other	$6,146	$7,961
Accounts payable - related party (Note 7)	2,177	2,436
Security deposits payable	8,946	9,247
Current portion of long-term debt (Note 6)	44,619	39,804

TOTAL CURRENT LIABILITIES	61,888	59,448

Long-term debt (Note 6)	417,192	463,125

TOTAL LIABILITIES	479,080	522,573

Partners' Capital:
General partner	99,195	137,014
Limited partner	870,254	831,722

TOTAL PARTNERS' CAPITAL	969,449	968,736

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$1,448,529	$1,491,309

See accompanying notes.

LAUREL CREEK APARTMENTS
STATEMENT OF INCOME, EXPENSES AND
CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

OPERATING INCOME
Rental income	$232,802	$225,820
Tenant charges	732	4,170
Other	1,899	2,100

TOTAL OPERATING INCOME	235,433	232,090

OPERATING EXPENSES
Administration	23,626	22,736
Insurance and taxes	8,038	8,536
Maintenance	27,593	44,615
Utilities	22,746	24,981
Depreciation and amortization	69,618	69,618

TOTAL EXPENSES	151,621	170,486

NET INCOME (LOSS) FROM OPERATIONS	83,812	61,604

OTHER INCOME AND EXPENSES
Interest income	3,464	1,850
Interest expense	(35,447)	(38,500)

NET OTHER INCOME UNDER EXPENSES	(31,983)	(36,650)

NET INCOME (LOSS)	51,829	24,954

BEGINNING PARTNERS' CAPITAL	968,736	997,545

Partner withdrawals	(51,116)	(53,763)

ENDING PARTNERS' CAPITAL	$969,449	$968,736

See accompanying notes.

LAUREL CREEK APARTMENTS
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Rents received	$233,044	$226,740
Other operating revenues	2,625	6,266
Cash payments for goods and services	(83,860)	(104,136)
Net cash provided (used) by operating activities	151,809	128,870

CASH FLOWS FROM NONCAPITAL FINANCING ACTIVITIES:
Increases (decreases) in security deposits		(300)
Withdrawal from replacement reserves
Additions to replacement reserves	(4,800)	(4,800)
Net cash provided (used) by capital and financing activities	(4,800)	(5,100)

CASH FLOWS FROM CAPITAL AND RELATED FINANCING ACTIVITIES:
Capital withdrawals	(51,116)	(53,763)
Interest paid on notes	(35,502)	(38,500)
Payment of debt	(41,118)	(38,238)
Net cash provided (used) by capital and related financing activities	(127,736)	(130,501)

CASH FLOWS FROM INVESTING ACTIVITIES:
Interest income	3,468	1,850
Net cash provided (used) by investing activities	3,468	1,850

NET INCREASE (DECREASE) IN CASH	22,741	(4,881)
CASH - BEGINNING OF YEAR	61,416	66,297
CASH - END OF YEAR	$84,157	$61,416

RECONCILIATION OF OPERATING LOSS TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net income from operations	$83,812	$61,604
Adjustments to reconcile net loss to Net cash provided by operating activities
Depreciation and amortization	69,618	69,618
Decrease (increase) in accounts receivable	236	916
Decrease (increase) in prepaid expenses	162	265
Increase (decrease) in accounts payable - other	(1,760)	(2,507)
Increase (decrease) in accounts payable - related parties	(259)	(1,026)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$151,809	$128,870

See accompanying notes.

LAUREL CREEK APARTMENTS
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006

  Note 1 - DEFINITION OF REPORTING ENTITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Laurel Creek Apartments is a California Limited Partnership which was formed on May 17, 1994. The partnership was formed to construct, acquire, own, operate, maintain, manage, lease, sell, mortgage or otherwise dispose of a 24 unit apartment complex located in the City of San Luis Obispo, California.

As of the report date there are two partners in the partnership, consisting of one general and one limited partner.

Summary of Significant Accounting Policies

a.	Basis of accounting

The partnership is accounted for on the accrual basis of accounting. Under this method revenues are recognized when they are earned and expenses are recognized when they are incurred.

b.
Fixed assets and depreciation

Fixed assets are carried at cost. Expenditures for the fixed assets are capitalized. Maintenance and repairs are charged to operations. Depreciation is calculated using the straight-line basis over the estimated useful lives.

c.	Income taxes Taxable income or expenses and related tax credits are not reflected as expenses or credits of the partnership. These items are the responsibilities of the individual partners.

LAUREL CREEK APARTMENTS
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

(Continued)

Note 2 - CASH

Cash consists of $83,254 deposited into money market accounts, and $903 on deposit with the State of California Local Agency Investment Fund. At December 31, 2006 the amount deposited into the money market accounts and the Local Agency Investment Fund earned interest at rates from 5.13% to 5.11% respectively.

Note 3 - RESTRICTED CASH

Restricted cash consists of $65,304 maintained in a money market account earning 5.13%. This cash consists of $56,358 reserved for the replacement of fixed assets and $8,946 for the repayment of tenants' security deposits.

Note 4 - LAND, STRUCTURES AND EQUIPMENT

Property and equipment and accumulated depreciation consist of the following:

	Cost	Accumulated Depreciation
Land	$275,000	$-
Building	1,868,634	852,152
Equipment	21,720	21,721
	$2,165,354	$873,873

Note 5 - ORGANIZATION COSTS

Organization costs and accumulated amortization consist of the following:

	Cost	Accumulated Amortization
Organization costs	$26,918	$22,333

LAUREL CREEK APARTMENTS
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

(Continued)

Note 6 - NOTE PAYABLE

The Agency has a mortgage note payable to the First Bank of San Luis Obispo. The note requires principal and interest payments totaling $6,385 each month until 5/18/2009. The note bears interest at 7.25% per annum. The following is a schedule of the debt payment requirements to maturity:

Year ending December 31

2007	$76,620
2008	76,620
2009	379,405

Total	532,645

Less amounts representing interest	70,834

$461,811

Note 7 - RELATED PARTIES

The accounting and administrative functions of the partnership are performed by employees of the Housing Authority of the City of San Luis Obispo (the Authority). Two members of the general partner's (San Luis Obispo Nonprofit Housing Corporation) board of directors are also members of the board of commissioner's of the Housing Authority of the City of San Luis Obispo.

At December 31, 2006 the partnership owed the Authority $2,177. During the year ended December 31, 2006, the partnership paid the Authority $33,896 in administrative costs, maintenance expenses and management fees.

LAUREL CREEK APARTMENTS
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

(Continued)

Note 8 - LAND DONATION AND LEASE

The land upon which the Laurel Creek Apartments were built was originally leased from the City of San Luis Obispo (the City) by the Housing Authority of the City of San Luis Obispo (the Authority). This lease agreement was later assigned from the Authority to the San Luis Obispo Nonprofit Housing Corporation (the Corporation). The lease was later assigned to the Laurel Creek Apartments Partnership. Each of the above mentioned agencies have common board members or in some other manner have oversight responsibilities over the other organizations; which would qualify them as related parties.

The lease expires on April 29, 2046. The provisions for extending or renewing the lease term are not specified and are contingent upon the continuation of the project being used to provide affordable housing to lower income families. The annual lease payments are $1 per year.

The land was recorded on the Agency's books of accounts at the appraised value on the date the land lease was assigned to the Agency. This appraised value was $275,000. The value of the land was also recorded as a capital contribution from the general partner on that date.

SUPPLEMENTARY INFORMATION

LAUREL CREEK APARTMENTS
ANALYSIS OF REPLACEMENT RESERVE ACCOUNT
DECEMBER 31, 2006

Balance of replacement reserve account - beginning of year	$51,558

Contributions to account during the fiscal year ended December 31, 2006	4,800

Balance of replacement reserve account - end of year	$56,358

Note - the replacement reserve account appears to have been fully funded during the fiscal year ended December 31, 2006.

LAUREL CREEK APARTMENTS
CALCULATION OF CASH DISTRIBUTION
YEAR ENDED DECEMBER 31, 2006

Net Income - for the year ended December 31, 2006	$51,829

Add back depreciation expense	67,950

Add back amortization expense	1,669

Deposits to replacement reserve account	(4,800)

Debt service (mortgage loan)	(41.,118)

Adjusted cash available from operations through December 31, 2006	$75,530

Net cash available for disbursement	$75,530

Limited partner distribution = 75%	$56,647

General partner distribution = 25%	18,883

Total partner distributions for the fiscal year ended December 31, 2006	$75,530